EXHIBIT 99.1

                          Press Release

   2441 Presidential Parkway <bullet> Midlothian, Texas 76065
 <bullet> Phone 972.775.9801 <bullet> Fax 800.579.4271 <bullet>
                          www.ennis.com



FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:  Keith S. Walters,
                                     Chairman President & CEO
                                     (800) 752-5386

Midlothian, Texas, November 5, 2004



 ENNIS, INC. ANNOUNCES RESULTS OF SPECIAL SHAREHOLDERS' MEETING

     Midlothian, Texas -- Ennis, Inc. (NYSE: EBF) announced today that at a special shareholders' meeting in Midlothian, Texas, the shareholders have approved the issuance of Ennis, Inc. common stock to holders of all of the capital stock of Centrum Acquisition, Inc. in connection with the merger of Centrum with and into a subsidiary of Ennis, Inc. pursuant to the terms of the Agreement and Plan of Merger dated as of June 25, 2004 among Ennis, Centrum and Midlothian Holdings LLC, a subsidiary of Ennis. This approval is the final step prior to closing of the merger which is scheduled for later this month.

     Keith S. Walters, Chairman, President and CEO of Ennis, Inc. commented "we are pleased that the shareholders have expressed their confidence in Ennis management by approving this transaction. Over 73% of the 16,430,652 outstanding shares of Ennis were voted at this special meeting, with over 95% of the shares voting approval of the transaction."




     Ennis, Inc., (NYSE: EBF) is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has 36 production facilities located in 16 states, strategically located to serve the Company's national network of distributors. Ennis offers an extensive product line from simple to complex forms, laser cut-sheets, negotiable documents, internal bank forms, tags, labels, presentation folders, commercial printing, advertising specialties, screen printed products, and point-of-purchase display advertising that can be custom designed to customer needs. In addition, Ennis maintains highly proficient regional Customer Sales Centers to support distributors in their business efforts.

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